®

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Bryan Hurley (314-694-8148)

MONSANTO COMPANY’S GLOBAL PERFORMANCE DRIVES 25 PERCENT 2012 ONGOING EARNINGS PER SHARE GROWTH; COMPANY UNDERSCORES MID-TEENS ONGOING EARNINGS PER SHARE GROWTH OPPORTUNITY IN 2013
Company Projects 2013 Ongoing and As-Reported Earnings Per Share Guidance of $4.18 to $4.32

ST. LOUIS (Oct. 3, 2012) – Monsanto Company (NYSE: MON) today announced it concluded fiscal year 2012 with ongoing earnings per share growth of 25 percent, and added that it is well-positioned to attain mid-teens ongoing earnings per share growth next year. The company delivered growth in its base business in the United States on the continued adoption of its key corn and soybean platforms, complemented by international seeds and traits performance. Executives also highlighted early 2012 U.S. corn harvest results, which reinforce Monsanto’s long-standing yield advantage even in one of the most difficult growing seasons on record.

	Fourth Quarter		Fiscal Year
($ in millions)	2012	2011	2012	2011
Net Sales By Segment
Corn seed and traits	$588	$671	$5,814	$4,805
Soybean seed and traits	142	96	1,771	1,542
Cotton seed and traits	29	181	779	847
Vegetable seeds	284	267	851	895
All other crops seeds and traits	172	136	586	493
TOTAL Seeds and Genomics	$1,215	$1,351	$9,801	$8,582

Agricultural productivity	$895	$896	$3,715	$3,240
TOTAL Agricultural Productivity	$895	$896	$3,715	$3,240

TOTAL Net Sales	$2,110	$2,247	$13,516	$11,822

Gross Profit	$881	$972	$7,045	$6,079

Operating Expenses	$1,137	$1,042	$3,897	$3,577

Interest Expense – Net	$34	$22	$114	$88
Other Expense (Income) – Net	$—	$2	$46	$40

Net Income (Loss) Attributable to Monsanto Company	$(229)	$(112)	$2,045	$1,607

Diluted Earnings (Loss) per Share (See note 1.)	$(0.42)	$(0.21)	$3.79	$2.96
Items Affecting Comparability – EPS Impact
Restructuring charges, net	$(0.02)	$(0.01)	$(0.02)	$—
Income on discontinued operations	—	—	(0.01)	—
Nitro claims settlement	—	—	0.05	—
Resolution of a legacy tax matter	—	—	(0.11)	—
Diluted Earnings (Loss) per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$(0.44)	$(0.22)	$3.70	$2.96

Effective Tax Rate	24%	3%	30%	30%

	Fourth Quarter		Fiscal Year
Comparison as a Percent of Net Sales:	2012	2011	2012	2011
Gross profit	42%	43%	52%	51%
Selling, general and administrative expenses (SG&A)	34%	29%	18%	19%
Research and development expenses	21%	18%	11%	12%
Income (Loss) from continuing operations before income taxes	(14)%	(4)%	22%	20%
Net income (Loss) attributable to Monsanto Company	(11)%	(5)%	15%	14%

“We’ve proven our business on a global stage with back-to-back years of tremendous performance and momentum,” said Hugh Grant, chairman and chief executive officer for Monsanto. “With more waves of innovation and global opportunities than ever before, I’m confident that by building off what we accomplished in 2012 we can achieve steady growth in fiscal year 2013 as we continue to deliver sustainable yield to our farmer customers.”

Results of Operations

Monsanto reported net sales of $2.1 billion for the fourth quarter of fiscal year 2012.  Net sales for the full fiscal year were $13.5 billion, a 14 percent increase over fiscal year 2011.  Full year net sales results were driven primarily by higher global corn seeds and traits revenue, and increased soybean seeds and traits revenue in the United States and Brazil.

Seeds and Genomics segment net sales were $1.2 billion for the quarter, a decrease from the prior year.  For the fiscal year, net sales for the Seeds and Genomics segment reached $9.8 billion, a 14 percent increase over the prior year.  Agricultural Productivity segment net sales were $895 million for the quarter.  Net sales for the Agricultural Productivity segment for the fiscal year grew to $3.7 billion.

Monsanto reported a net loss of $229 million in the fourth quarter of fiscal year 2012, compared with a reported net loss of $112 million in the same period last year.  Net income for fiscal year 2012 was $2 billion, an increase over fiscal year 2011 net income of $1.6 billion.

The company’s fiscal year 2012 earnings per share (EPS) was $3.70 on an ongoing basis and $3.79 on an as-reported basis.  For the fourth quarter, the company reported a loss per share of $0.44 on an ongoing basis and $0.42 on an as-reported basis.  (For a reconciliation of ongoing EPS, see page 1 and note 1.)

Cash Flow

For fiscal year 2012, net cash provided by operating activities was a source of $3 billion, compared with a source of $2.8 billion in fiscal year 2011. Net cash required by investing activities was $1 billion in fiscal year 2012, compared with net cash required of $975 million last year. Net cash required by financing activities was $1.2 billion for fiscal year 2012, compared with net cash required of $864 million in fiscal year 2011. Free cash flow was a source of $2 billion for fiscal year 2012, compared to a source of $1.8 billion in fiscal year 2011. (For a reconciliation of free cash flow, see note 1.)

Outlook

In fiscal year 2013, Monsanto expects to achieve mid-teens ongoing EPS growth off the 2012 base of $3.70 for a range of $4.18 to $4.32. The company expects as-reported EPS to also be in the range of $4.18 to $4.32.  (For a reconciliation of 2013 EPS guidance, see note 1.)

The Seeds and Genomics segment is expected to deliver gross profit in the range of $6.55 billion in 2013, with gross profit growth projected to be divided roughly evenly between the United States and international regions.

Gross profit for the Agricultural Productivity segment next year is expected in the range of $1 billion.

The company projects free cash flow in the range of $1.7 billion to $1.8 billion for fiscal year 2013.  The company expects net cash provided by operating activities to be $2.8 billion to $3.1 billion, and net cash required by investing activities to be approximately $1.1 billion to $1.3 billion for fiscal year 2013. (For a reconciliation of free cash flow, see note 1.)

In fiscal year 2013, the company expects selling, general and administrative expenses to be in the range of $2.55 billion.  The company’s research and development spend is projected in the range of $1.53 billion for fiscal year 2013.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
Seeds and Genomics	2012	2011	2012	2011	2012	2011	2012	2011
Corn Seed and Traits	$588	$671	$5,814	$4,805	$284	$340	$3,589	$2,864
Soybean Seed and Traits	142	96	1,771	1,542	81	92	1,160	1,045
Cotton Seed and Traits	29	181	779	847	18	140	585	642
Vegetable Seeds	284	267	851	895	159	173	419	534
All Other Crops Seeds and Traits	172	136	586	493	89	45	306	221
TOTAL Seeds and Genomics	$1,215	$1,351	$9,801	$8,582	$631	$790	$6,059	$5,306

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
Seeds and Genomics	2012	2011	2012	2011
EBIT (For a reconciliation of EBIT, see note 1.)	$(387)	$(157)	$2,570	$2,106
Unusual Items Affecting EBIT: Restructuring	$10	$4	$10	$(11)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business.

For the fiscal year, Monsanto realized Seeds and Genomics segment sales of $9.8 billion, reflecting a 14 percent increase over the prior year.  Segment sales in the fourth quarter were $1.2 billion, a decrease from the prior year period.

In the United States, branded seed volume in fiscal year 2012 grew by the largest increment in three years and outpaced market expansion. In corn, the company reached 27 million planted U.S. acres for its Genuity® Reduced Refuge Family. While harvest is still in progress, the company shared some early highlights of what the 2012 U.S. corn harvest has shown to date:

•
In a year when average corn yields are significantly down, DEKALB® continues its historic advantage relative to competitive products.  In 2012, DEKALB® is outperforming competitive products with approximately a 8 bushels per acre national yield advantage, with Monsanto’s germplasm providing greater consistency in performance amidst this season’s drought conditions.  Results to date by region also show an advantage over competitors for DEKALB®, including approximately a 9 bushels per acre yield advantage in the Central Corn Belt and approximately a 8 bushels per acre yield advantage in the Southern Region.

•
Monsanto’s Genuity® DroughtGard™ Hybrids system, which combines germplasm selected for its drought-tolerant characteristics, the drought-tolerant biotechnology trait and agronomic recommendations, has demonstrated strong performance in Ground Breakers℠ on-farm testing this season.  Compared head-to-head to competitor hybrids marketed to the drought segment, DroughtGard™ Hybrids results across the Western Great Plains show approximately a 5 bushels per acre yield advantage to date.

In 2013, the company is targeting 36 million to 38 million acres for the Reduced Refuge Family. Genuity® VT Triple PRO® RIB Complete®, a convenient, single-bag refuge option, will join Genuity® SmartStax® RIB Complete® and Genuity® VT Double PRO® RIB Complete® corn blends as an additional product choice available for the 2013 season.  The DroughtGard™ Hybrids system will also be introduced in 2013 in the Western Great Plains under stewardship requirements pending import approvals in key export markets.

In soybeans, the company reached a total of 32 million acres for its Genuity® Roundup Ready 2 Yield® product in the United States.  The company expects the Genuity® Roundup Ready 2 Yield® platform growth to continue, targeting 39 million to 41 million acres in 2013.

In 2013, the company expects Latin America to again be a strong source of growth complementing the U.S. business, driven by the continued corn opportunity in Brazil and Argentina.  In Argentina, the company has introduced Genuity® VT Triple PRO® corn as another product choice for farmers and expects the acceleration of the conversion of double stacks to the triple-stack product.  Similarly, in Brazil, growers choosing to upgrade from single trait corn products to the first double stack, VT PRO™ 2, is also expected to accelerate. Complementing the continued strong adoption of the company’s next-generation soy platform in the United States, the Intacta RR2 PRO™ soybean product is expected to be a driver of growth with expanded Ground Breakers℠ on-farm testing planned for 2013 as the product ramps up for commercial launch in Brazil and is introduced in other countries in coming years.

Vegetable sales, up in the fourth quarter compared to the prior year period, were down year-over-year. In 2013, the company expects the vegetable business to return to growth and continues to anticipate it elevating to its third largest crop platform in terms of gross profit in the coming years. Cotton revenue decreased year-over-year due in part to acre shifts to other crops.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
	2012	2011	2012	2011	2012	2011	2012	2011
Agricultural Productivity	$895	$896	$3,715	$3,240	$250	$182	$986	$773
TOTAL Agricultural Productivity	$895	$896	$3,715	$3,240	$250	$182	$986	$773

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
Agricultural Productivity	Fourth Quarter		Fiscal Year
	2012	2011	2012	2011
EBIT (For a reconciliation of EBIT, see note 1.)	$123	$59	$477	$281
Unusual Items Affecting EBIT:
Restructuring	$—	$4	$—	$8
EBIT from Discontinued Operations	$2	$(1)	$10	$3
Nitro Claims Settlement	$—	$—	$(44)	$—

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Segment sales for the quarter reached $895 million with gross profit of $250 million.  For the fiscal year, the segment delivered net sales of $3.7 billion with gross profit of $986 million, with year-over-year increases that reflect strong performance from the company’s Roundup®, lawn-and-garden and selective herbicides businesses.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com/investors or by visiting http://edge.media-server.com/m/p/763un9g6/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast.  Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy.  To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; the previously reported material weakness in our internal controls over financial reporting; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, DEKALB, Genuity, SmartStax, RIB Complete, VT Triple PRO, VT PRO 2, VT Double PRO, DroughtGard, Intacta RR2 PRO and Roundup Ready 2 Yield are trademarks of Monsanto Company and its wholly-owned subsidiaries.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Twelve Months Ended
	Aug. 31,		Aug. 31,
	2012	2011	2012	2011
Net Sales	$2,110	$2,247	$13,516	$11,822
Cost of Goods Sold	1,229	1,275	6,471	5,743
Gross Profit	881	972	7,045	6,079
Operating Expenses:
Selling, general and administrative expenses	709	647	2,390	2,190
Research and development expenses	438	403	1,517	1,386
Restructuring charges, net	(10)	(8)	(10)	1
Total Operating Expenses	1,137	1,042	3,897	3,577
Income (Loss) From Operations	(256)	(70)	3,148	2,502
Interest Expense	52	45	191	162
Interest Income	(18)	(23)	(77)	(74)
Other Expense (Income), Net	—	2	46	40
Income (Loss) from Continuing Operations Before Income Taxes	(290)	(94)	2,988	2,374
Income Tax Provision (Benefit)	(70)	3	901	717
Income (Loss) from Continuing Operations Including Portion
Attributable to Noncontrolling Interest	$(220)	$(97)	$2,087	$1,657
Discontinued Operations:
Income (Loss) from Operations of Discontinued Businesses	2	(1)	10	3
Income Tax Provision	1	—	4	1
Income (Loss) on Discontinued Operations	1	(1)	6	2
Net Income (Loss)	$(219)	$(98)	$2,093	$1,659
Less: Net Income Attributable to Noncontrolling Interest	10	14	48	52
Net Income (Loss) Attributable to Monsanto Company	$(229)	$(112)	$2,045	$1,607

EBIT (see note 1)	$(264)	$(98)	$3,047	$2,387

Basic Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$(0.43)	$(0.21)	$3.82	$2.99
Income on Discontinued Operations	(0.01)	—	0.01	0.01
Net Income (Loss) Attributable to Monsanto Company	$(0.44)	$(0.21)	$3.83	$3.00

Diluted Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$(0.42)	$(0.21)	$3.78	$2.96
Income (Loss) on Discontinued Operations	—	—	0.01	—
Net Income (Loss) Attributable to Monsanto Company	$(0.42)	$(0.21)	$3.79	$2.96

Weighted Average Shares Outstanding:
Basic	533.5	535.1	534.1	536.5
Diluted	539.1	540.8	540.2	542.4

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Aug. 31, 2012	Aug. 31, 2011
Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2012: $120 and 2011: $96)	$3,283	$2,572
Short-term investments	302	302
Trade receivables, net (variable interest entities restricted - 2012: $52 and 2011: $51)	1,897	2,117
Miscellaneous receivables	622	629
Deferred tax assets	597	446
Inventory, net	2,836	2,591
Other current assets	183	152
Total Current Assets	9,720	8,809

Property, Plant and Equipment, Net	4,365	4,394
Goodwill	3,436	3,365
Other Intangible Assets, Net	1,237	1,309
Noncurrent Deferred Tax Assets	488	873
Long-Term Receivables, Net	376	475
Other Assets	602	619
Total Assets	$20,224	$19,844

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	36	678
Accounts payable	794	839
Income taxes payable	75	117
Accrued compensation and benefits	546	427
Accrued marketing programs	1,281	1,110
Deferred revenues	396	373
Grower production accruals	194	87
Dividends payable	200	161
Customer payable	14	94
Restructuring reserves	—	24
Miscellaneous short-term accruals	685	819
Total Current Liabilities	4,221	4,729

Long-Term Debt	2,038	1,543
Postretirement Liabilities	543	509
Long-Term Deferred Revenue	245	337
Noncurrent Deferred Tax Liabilities	313	152
Long-Term Portion of Environmental and Litigation Reserves	213	176
Other Liabilities	615	682
Monsanto Shareowners’ Equity	11,833	11,545
Noncontrolling Interest	203	171
Total Shareowners’ Equity	12,036	11,716
Total Liabilities and Shareowners’ Equity	$20,224	$19,844

Debt to Capital Ratio:	15%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Twelve Months Ended Aug. 31,
	2012	2011
Operating Activities:
Net Income	$2,093	$1,659
Adjustments to reconcile cash provided (required) by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	622	613
Bad-debt expense	3	3
Stock-based compensation expense	128	104
Excess tax benefits from stock-based compensation	(50)	(36)
Deferred income taxes	292	135
Restructuring charges, net	(10)	1
Equity affiliate income, net	(19)	(21)
Net gain on sales of a business or other assets	(4)	(5)
Other items	105	81
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	89	(310)
Inventory, net	(419)	156
Deferred revenues	(43)	62
Accounts payable and other accrued liabilities	379	894
Restructuring cash payments	(12)	(183)
Pension contributions	(83)	(291)
Other items	(20)	(48)
Net Cash Provided by Operating Activities	3,051	2,814

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(746)	(732)
Maturities of short-term investments	746	430
Capital expenditures	(646)	(540)
Acquisitions of businesses, net of cash acquired	(322)	(99)
Technology and other investments	(77)	(55)
Other investments and property disposal proceeds	11	21
Net Cash Required by Investing Activities	(1,034)	(975)

Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	(116)	69
Short-term debt proceeds	30	84
Short-term debt reductions	(42)	(74)
Long-term debt proceeds	499	299
Long-term debt reductions	(629)	(193)
Payments on other financing	—	(1)
Debt issuance costs	(5)	(5)
Treasury stock purchases	(432)	(502)
Stock option exercises	117	65
Excess tax benefits from stock-based compensation	50	36
Tax withholding on restricted stock and restricted stock units	(19)	(4)
Dividend payments	(642)	(602)
Proceeds from noncontrolling interests	101	69
Dividend payments to noncontrolling interests	(77)	(105)
Net Cash Required by Financing Activities	(1,165)	(864)
Cash Assumed from Initial Consolidations of Variable Interest Entities	—	77
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(141)	35
Net Increase in Cash and Cash Equivalents	711	1,087
Cash and Cash Equivalents at Beginning of Period	2,572	1,485
Cash and Cash Equivalents at End of Period	$3,283	$2,572

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto.

	Three Months Ended		Twelve Months Ended
	Aug. 31,		Aug. 31,
	2012	2011	2012	2011
EBIT – Seeds and Genomics Segment	$(387)	$(157)	$2,570	$2,106
EBIT – Agricultural Productivity Segment	123	59	477	281
EBIT– Total	(264)	(98)	3,047	2,387
Interest Expense, Net	34	22	114	88
Income Tax Provision (Benefit)(A)	(69)	(8)	888	692
Net Income (Loss) Attributable to Monsanto Company	$(229)	$(112)	$2,045	$1,607

(A)	Includes the income tax provision from continuing operations, the income tax provision (benefit) on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Three Months Ended		Twelve Months Ended
	2013	Aug. 31,		Aug. 31,
	Guidance	2012	2011	2012	2011
Diluted Earnings (Loss) per Share	$4.18-$4.32	$(0.42)	$(0.21)	$3.79	$2.96
Restructuring Charges, Net	—	(0.02)	(0.01)	(0.02)	—
Income on Discontinued Operations	—	—	—	(0.01)	—
Nitro Claims Settlement	—	—	—	0.05	—
Resolution of a Legacy Tax Matter	—	—	—	(0.11)	—
Diluted Earnings (Loss) per Share from Ongoing Business	$4.18-$4.32	$(0.44)	$(0.22)	$3.70	$2.96

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2013 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Twelve Months Ended
	2013	Aug. 31,
	Guidance	2012	2011
Net Cash Provided by Operating Activities	$2,800-3,100	$3,051	$2,814
Net Cash Required by Investing Activities	(1,100)-(1,300)	(1,034)	(975)
Free Cash Flow	$1,700-1,800	$2,017	$1,839
Net Cash Required by Financing Activities	N/A	(1,165)	(864)
Cash Assumed from Initial Consolidations of Variable Interest Entities	N/A	—	77
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(141)	35
Net Increase in Cash and Cash Equivalents	N/A	711	1,087
Cash and Cash Equivalents at Beginning of Period	N/A	2,572	1,485
Cash and Cash Equivalents at End of Period	N/A	$3,283	$2,572